Exhibit 3(i)
CERTIFICATE OF AMENDMENT
OF
FOURTH RESTATED
CERTIFICATE OF INCORPORATION
     The TJX Companies, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:
     FIRST: That at a meeting of the Board of Directors of the Corporation a resolution was adopted setting forth a proposed amendment to the Fourth Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that it be submitted to the 2005 annual meeting of stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED:	That this Board of Directors does hereby recommend and declare advisable the amendments to Article EIGHTH of the Corporation’s Fourth Restated Certificate of Incorporation as follows:
1. Article EIGHTH, paragraph (b)(2) be amended to read as follows:
“Number, Election and Terms of Directors. Except as otherwise fixed pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under the specified circumstances, the number of directors of the Corporation shall be fixed from time to time by or pursuant to the by-laws. The term of office of all directors who are in office immediately prior to the closing of the polls for the election of Directors at the 2006 annual meeting of stockholders shall expire at such time. From and after the election of directors at the 2006 annual meeting of stockholders, the directors shall be elected to hold office until the next annual meeting of stockholders and until their respective successors shall have been duly elected and qualified, subject, however, to prior death, resignation, disqualification or removal from office.”
2. Article EIGHTH, paragraph (b)(4) be amended to read as follows:
“Newly Created Directorships and Vacancies. Except as otherwise fixed pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office until the next annual meeting of stockholders and until such director’s successor shall have been elected or qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.”
3. Article FOURTH, paragraph (b)(5) is deleted in its entirety.
4. Article EIGHTH, paragraph (c) be amended to read as follows:
“By-laws. The Board of Directors and the stockholders shall each have the power to adopt, alter, amend and repeal the by-laws; and any by-laws adopted by the directors or the stockholders under the powers conferred hereby may be altered, amended or repealed by the directors or the stockholders.”
5. Article EIGHTH, paragraph (l) is deleted in its entirety.
     SECOND: That pursuant to a resolution of its Board of Directors, the 2005 annual meeting of stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute and the Fourth Restated Certificate of Incorporation were voted in favor of the foregoing amendment.
     THIRD: The said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
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     IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Jeffrey G. Naylor, its Senior Executive Vice President and Chief Financial Officer, and attested to by Ann McCauley, its Senior Vice President, General Counsel and Secretary, this 8th day of July, 2005.

THE TJX COMPANIES, INC.

		By:	/s/ Jeffrey G. Naylor

		Name:	Jeffrey G. Naylor
		Title:	Senior Executive Vice President and Chief Financial Officer

ATTEST:

By:	/s/ Ann McCauley

Name:	Ann McCauley
Title:	Senior Vice President, General Counsel and Secretary